Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Alleghany Corporation:

We consent to the incorporation by reference in the Registration Statements (Form S-3: No. 333-169373; Form S-8: No. 333-127309, No. 333-166259 and No. 333-186782) of Alleghany Corporation and subsidiaries and in the related Prospectuses of our reports dated February 25, 2014, with respect to the 2013 and 2012 consolidated financial statements and schedules of Alleghany Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Alleghany Corporation and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

New York, New York

February 25, 2014